AMENDMENT NO. 16

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of April 17, 2020, amends the Second Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Growth Series (Invesco Growth Series), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement remove Invesco Oppenheimer Mid Cap Value

Fund;

NOW, THEREFORE, the parties agree that:

1.Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

"APPENDIX A

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Portfolios	Effective Date of Agreement
Invesco Balanced-Risk Retirement Now Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2020 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2030 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2040 Fund	January 31, 2007
Invesco Balanced-Risk Retirement 2050 Fund	January 31, 2007
Invesco Convertible Securities Fund	February 12, 2010
Invesco Global Low Volatility Equity Yield Fund	November 4, 2003
Invesco Growth Allocation Fund	April 30, 2004
Invesco Income Allocation Fund	October 31, 2005
Invesco International Allocation Fund	October 31, 2005
Invesco Oppenheimer International Diversified Fund	May 24, 2019
Invesco Oppenheimer Main Street Mid Cap Fund®	May 24, 2019
Invesco Oppenheimer Main Street Small Cap Fund®	May 24, 2019
Invesco Oppenheimer Master Event-Linked Bond Fund	May 24, 2019
Invesco Oppenheimer Portfolio Series: Active Allocation Fund	May 24, 2019
Invesco Oppenheimer Portfolio Series: Conservative Investor Fund	May 24, 2019
Invesco Oppenheimer Portfolio Series: Growth Investor Fund	May 24, 2019
Invesco Oppenheimer Portfolio Series: Moderate Investor Fund	May 24, 2019
Invesco Mid Cap Core Equity Fund	September 1, 2001
Invesco Moderate Allocation Fund	April 30, 2004

Invesco Conservative Allocation Fund	April 29, 2005
Invesco Small Cap Growth Fund	September 11, 2000
Invesco Peak Retirement™ 2015 Fund	December 18, 2017
Invesco Peak Retirement™ 2020 Fund	December 18, 2017
Invesco Peak Retirement™ 2025 Fund	December 18, 2017
Invesco Peak Retirement™ 2030 Fund	December 18, 2017
Invesco Peak Retirement™ 2035 Fund	December 18, 2017
Invesco Peak Retirement™ 2040 Fund	December 18, 2017
Invesco Peak Retirement™ 2045 Fund	December 18, 2017
Invesco Peak Retirement™ 2050 Fund	December 18, 2017
Invesco Peak Retirement™ 2055 Fund	December 18, 2017
Invesco Peak Retirement™ 2060 Fund	December 18, 2017
Invesco Peak Retirement™ 2065 Fund	December 18, 2017
Invesco Peak Retirement™ Now Fund	December 18, 2017
Invesco Quality Income Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:
Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed- end fund in the Invesco Fund complex overseen by the Invesco Funds Board."

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.
Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary
AIM GROWTH SERIES
(INVESCO GROWTH SERIES)
Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

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